Exhibit 10.2

Amendment #2 to
Letter Agreement, dated June 23, 2009,
between Orbitz Worldwide, Inc. and Roger Liew, as amended

April 26, 2013

Roger Liew
Orbitz Worldwide

Dear Roger:

Reference is made herein to that certain letter agreement, dated June 23, 2009, by and between you and the Company (as defined below) (as amended prior to the date hereof, the “Letter Agreement”). We are pleased to inform you that the Compensation Committee has approved the severance and Change in Control benefits as set forth below, effective as of January 1, 2012.

DEFINITIONS

A.“Cause” shall mean (A) the failure by you to substantially perform your duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of ten (10) days following receipt of written notice from the Company by you of such failure, (B) theft or embezzlement of property of the Company or dishonesty in the performance of your duties to the Company, (C) an act or acts on your part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) your willful malfeasance or willful misconduct in connection with your duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (E) your breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Amendment and pursuant to any employment agreement.

B.“Change in Control” shall be as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan.

C.“Company” shall mean Orbitz Worldwide, Inc.

D.“Constructive Termination” shall be deemed to occur upon (a) any material reduction in your base salary or target bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly-situated employees), (b) the failure of the Company to pay compensation or benefits when due, which is deemed to be a breach of the employment relationship between you and the Company, (c) your primary business office being relocated by more than fifty (50) miles one-way, (d) a material and sustained diminution to your duties and responsibilities as of the effective date of this Amendment or (e) the failure by any acquirer to expressly assume this Plan in writing; provided, however, that the foregoing events shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt by the Company's Board of Directors from you of written notice of the event which constitutes a Constructive Termination; and provided, further, that a Constructive Termination shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge of such occurrence, unless you have given the Company written notice of such occurrence prior to such 60th day.

E.“Disability” shall mean you shall have become physically or mentally incapacitated and are therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform your duties under your employment. Any question as to the existence of your Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of this Amendment and any other agreement between the Company and you that incorporates the definition of “Disability.”

BENEFITS

To the extent your employment is terminated by the Company (other than for Cause) within one (1) year following a Change in Control or you resign due to a Constructive Termination within one (1) year following a Change in Control, you shall be eligible to receive the Change in Control benefits set forth below (the “CIC Benefits”). To the extent your employment is terminated by the Company (other than for Cause) prior to a Change in Control, you shall be eligible to receive the severance benefits set forth below (the “Severance Benefits”). The CIC Benefits and Severance Benefits under this Amendment are in lieu of any benefits to which you may be entitled under any employment agreement, letter agreement (including, for the avoidance of doubt, the Letter Agreement), equity award agreement or any other Company severance plan or policy.

Provision	Severance Benefits	CIC Benefits
Termination Trigger	- Termination by Company without Cause	- Termination by Company without Cause or resignation by you upon Constructive Termination within one (1) year following a Change in Control
Cash Severance (lump-sum cash payment)	- 1x annual base salary	- 1x annual base salary + 1x annual target bonus
Bonus in Year of Termination	- Pro-rated, based on actual performance measured at the end of the performance period	- Pro-rated target annual bonus
Severance and Equity Triggers	- Termination by Company without Cause	- Termination by Company without Cause or resignation by you upon Constructive Termination within one (1) year following a Change in Control**
Treatment of Equity	- 1 year acceleration for RSUs and options - 1 year acceleration of time vesting for PSUs that are earned*** prior to the time of termination; all other PSUs are forfeited
- Full acceleration for RSUs and options
- For PSUs:
- If the period for a PSU's performance goal has ended as of the termination date, then with respect to any PSU or portion thereof that was earned***, fully accelerate time vesting;
- If the period for a PSU's performance goal has not ended as of the termination date, then with respect to any PSU or portion thereof that would have been earned*** if the maximum performance goal had been attained, fully accelerate time vesting; and
- Any PSU not accelerated pursuant to the two bullet points above is forfeited

Tax Gross-ups	- None	- None
Welfare Benefit Continuation*	- COBRA subsidy for 1 year	- COBRA subsidy for 1 year

* To the extent necessary to avoid adverse consequences to you or the Company under either Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act, it will be deemed taxable.

** Your SVP equity awards granted on December 7, 2010 and June 14, 2011 will be fully accelerated in the event that a Constructive Termination occur at any time following a Change in Control and will not be subject to the one (1)-year window.

*** A PSU or portion of a PSU is deemed “earned” if the performance goal corresponding to such PSU or portion thereof was achieved.

SECTION 409A

In the event that the Company determines that any of the benefits payable under this Plan would violate Section 409A of the Internal Revenue Code (“Section 409A”), then the Company and you shall agree to implement adjustments needed to comply with Section 409A (to the minimum extent necessary to avoid the imposition of any adverse tax treatment under Section 409A and without reducing the absolute value of such benefits). In addition, to the extent (i) any payments to which you become entitled under this Agreement or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitutes deferred compensation subject to Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the date which is six (6) months after your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) or, if earlier, your date of death; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.

RELEASE

The benefits under this Plan shall be contingent upon your execution, delivery and non-revocation of a release satisfactory to the Company within forty-five (45) days from your separation from service. No benefits will be provided under the Plan prior to the effective date of the release.

* * *

Per Company standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, and either you or the Company may terminate employment at any time, with or without Cause.

If these terms are acceptable to you, please sign on the line indicated below and return this letter to me.

Regards,

/s/ James F. Rogers

James F. Rogers
Senior Vice President and General Counsel

Accepted:

/s/ Roger Liew	4/26/2013
Roger Liew	Date

3